EXHIBIT 27

TRANSACTIONS

Except as disclosed elsewhere in the Schedule 13D, as amended, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Corvex Funds, inclusive of any transactions effected through 4:00 p.m., New York City time, on November 19, 2018. Except as otherwise noted below, all such transactions were sales of securities effected in the open market, are reported at the daily weighted average purchase price, and the table includes commissions paid in per share prices.

Nature of Transaction	Date of Transaction	Amount of Securities	PRICE PER SHARE / PREMIUM PER OPTION ($)
Sale of Common Stock	9/17/2018	31,200	78.84
Sale of Common Stock	9/18/2018	52,600	79.79
Sale of Common Stock	9/19/2018	71,400	81.60
Sale of Common Stock	9/20/2018	26,519	80.98
Sale of Common Stock	9/21/2018	61,865	81.85
Sale of Common Stock	9/24/2018	76,100	84.50
Sale of Common Stock	9/25/2018	65,605	86.09
Sale of Common Stock	9/26/2018	34,087	84.85
Sale of Common Stock	9/27/2018	53,766	85.00
Sale of Common Stock	9/28/2018	33,213	86.92
Sale of Common Stock	10/1/2018	46,300	87.47
Sale of Common Stock	10/2/2018	45,056	87.23
Sale of Common Stock	10/3/2018	54,944	88.68